Exhibit 99.1

Galectin Therapeutics Announces New $10 Million Credit Line from Richard E. Uihlein Sufficient to Cover Expected Expenditures Through June 2026

NORCROSS, Ga., July 9, 2025 (GLOBE NEWSWIRE) -- Galectin Therapeutics Inc. (NASDAQ:GALT), the leading developer of galectin-3-targeted therapeutics for patients with metabolic dysfunction-associated steatohepatitis (MASH) cirrhosis and portal hypertension, announced today it entered into a new $10 million unsecured line of credit facility with Richard E. Uihlein, Chairman of Galectin Board of Directors, and its largest individual stockholder.

“Belapectin has the potential to address a significant unmet medical need in MASH cirrhosis, and I am committed to ensuring that the Company is funded sufficiently in order to fully evaluate the potential of its MASH cirrhosis program,” said Richard E. Uihlein.  “I am encouraged by what our team has accomplished, and look forward to additional data from the NAVIGATE trial, as well as discussions with potential partners.  I am confident that this new financing commitment will allow the Company to effectively continue its ongoing work and maximize its value.”

Borrowings under the new credit line are unsecured and at the Company’s discretion through April 30, 2026. Advances under the line of credit bear interest at the Applicable Federal Rate for short-term loans, which is currently 4.05%, plus 2%. Principal and interest are due on September 30, 2026, and are evidenced by convertible promissory notes that may be converted into shares of the Company’s common stock at a conversion price equal to the closing price of the common stock on the date of such promissory note, but in no event less than $3.00 per share. The Company will issue up to 200,000 stock purchase warrants to Mr. Uihlein ratably (20,000 stock purchase warrants per $1 million of borrowings), at the time of borrowings under the line of credit, with exercise prices equal to 150% of the closing price of the common stock on the date of the Promissory Note evidencing such draw, but in no event more than $10.00 per share nor less than $3.00 per share.

Additionally, the maturity dates of each of the Company’s three existing $10 million convertible notes payable to Mr. Uihlein and the aggregate borrowings of $81 million under several lines of credit, also provided by Mr. Uihlein, have been extended to September 30, 2026.

Joel Lewis, Chief Executive Officer and President of Galectin Therapeutics, added, “I am extremely grateful that Mr. Uihlein has once again demonstrated his support and confidence in Galectin and our program.  His financial commitment, especially with the terms extended, uniquely positions us to achieve success, while allowing minimal dilution for the benefit of all shareholders.  This new $10 million of financing is expected to cover projected expenditures through June 2026.  We are encouraged by the data presented thus far from the NAVIGATE trial, in particular the confirmatory Fibroscan Liver Stiffness Measure (LSM) biomarker data in our May 15, 2025 press release, and look forward to sharing additional analysis, as they become available.  Our team remains focused on preparing to present data to the FDA in the fall of this year, and we are actively seeking partnerships to support further development and eventual commercialization of belapectin in patients with MASH cirrhosis and portal hypertension.”

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in metabolic dysfunction-associated steatohepatitis (MASH, formerly known as nonalcoholic steatohepatitis, or NASH) with cirrhosis, the most advanced form of MASH-related fibrosis. Liver cirrhosis is one of the most pressing medical needs and a significant drug development opportunity. Additional development programs are in treatment of combination immunotherapy for advanced head and neck cancers and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “look forward”, “believe”, “hope” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of MASH, formerly known as NASH, with cirrhosis, and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, full analysis of the NAVIGATE trial data may not product positive data; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Galectin may not be able to continue receiving financial support from Richard E. Uihlein in the future. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com

Investors Relations Contacts:

Kevin Gardner

kgardner@lifesciadvisors.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin.